Exhibit 10.14

December 18, 2008

Robert Engle

Schloss Str. 37

Hofheim, Germany 65719

Via E-Mail

Re:  Employment Agreement

Dear Bob:

This letter is to confirm our understanding with respect to your employment by Metabolix, Inc. (the “Company”).  The terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement.”  In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.               Employment.

1.1.          General.  The Company will employ you, and you will be employed by the Company, as General Manager of Telles, LLC (“Telles”), the Company’s joint venture with Archer Daniels Midland Company, reporting to the Telles Board of Directors, and you shall have the responsibilities, duty and authority commensurate with that position.  You will also perform such reasonable other and/or different services for Telles as may be assigned to you from time to time.  You agree that if your employment hereunder ends for any reason, you will tender to the Company your resignation of all offices with Telles or the Company as of the date of your termination.

1.2.          Devotion to Duties.  While you are employed hereunder, you will use your best efforts, skills and abilities to perform faithfully all duties assigned to you pursuant to this Agreement and will devote your full business time and energies to the business and affairs of Telles.  While you are employed hereunder, you will not undertake any other employment from any person or entity without the prior written consent of Telles.

2.               Term.  The Company hereby agrees to employ you, and you hereby accept employment with the Company, upon the terms set forth in this Agreement, for the period commencing on January 15, 2008 (or such other date as the parties shall mutually agree) (the “Commencement Date”) and ending on the first anniversary of the Commencement Date (such period is the “Initial Term”), subject to earlier termination as provided in Section 4; provided, however, that at the end of such Initial Term and each anniversary date thereafter, the term of this Agreement will automatically be extended for an additional year unless, not

Metabolix | 21 Erie Street | Cambridge | MA | 02139 | USA

tel: 617 583 1700 | fax: 617 583 1767 | www.metabolix.com

less than thirty (30) days prior to the end of such Initial Term or one (1) year extension period, as the case may be, the Company or you shall have given written notice that it or you elects not to have the term extended.  The term of this Agreement as extended and defined by this Section shall be referred to as the “Agreement Term.”

3.               Compensation.

3.1.          Base Salary.  While you are employed hereunder, the Company will pay you a base salary at the annual rate of no less than $240,000 per year (the “Base Salary”).  The Company will pay such base salary on a semi-monthly basis in accordance with the Company’s normal payroll practices and will deduct from each monthly salary payment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

3.2.          Bonus Opportunity.  You will be eligible to receive an annual cash bonus in an amount of up to 120% of the Base Salary, based upon the Company’s good faith assessment of your achievement of individual goals, and of Telles’s achievement of its goals, which assessment shall be done by the Company’s Compensation Committee in conjunction with the Telles Board of Directors.  Individual goals for each calendar year will be established, and modified, in good faith by you and the Telles Board of Directors in conjunction with the Company’s Compensation Committee.  The Company expects that the annual target bonus opportunity will be in the range of 60% of your Base Salary if your performance fully meets those expectations.  To the extent the Company awards you a cash bonus, the bonus, if payable, shall be calculated and paid no later than two and a half months following the later of the close of the calendar or Company fiscal year to which such bonus relates.  In order to receive an annual bonus, you must be employed at the time of a timely payment.  For your first year of employment, and any other partial year, your cash bonus will be awarded on a pro rata basis.

3.3.          Equity Compensation.  At the first meeting of the Company’s Compensation Committee following the Commencement Date, the Company shall grant you a stock option under the Metabolix, Inc. 2006 Stock Option and Incentive Plan, as amended and restated (the “2006 Stock Plan”), to purchase 50,000 shares of common stock of the Company (the “Option”) at an exercise price equal to the Fair Market Value (as defined in the 2006 Stock Plan) of the Company’s common stock on the date of such grant.  Provided you are employed by the Company on the vesting date, the Option shall vest in equal installments as to 1/16 of the shares three months after the Commencement Date and on the last day of each three (3) month period following the first vesting date until the Option fully vests. Except as provided herein, the Option will be subject to the terms and conditions of the 2006 Stock Plan and the customary terms and conditions of the Company’s standard form of stock option agreement.  To the extent allowed pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), such option shall be deemed to be an incentive stock option.

3.4.          Relocation.  In addition to the above, the Company will provide you the relocation benefits set forth in Appendix A attached hereto.  You must submit any request for reimbursement no later than ninety (90) days following the date that such relocation expense is incurred in accordance with the Company’s reimbursement policy regarding same and relocation expenses must be substantiated by appropriate receipts and documentation.  If a relocation expense reimbursement is not exempt from Section 409A of the Code, any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any relocation expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which you incur such relocation expense.

3.5.          Vacation.  You will be entitled to paid vacation and paid holidays, accrued and used in accordance with the Company’s policies as currently in effect. All vacation days will be taken at times mutually agreed by you and the Company and will be subject to the business needs of the Company.

3.6.          Fringe Benefits.  You will be entitled to participate in employee benefit plans which the Company provides or may establish for the benefit of its senior executives (for example, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”).  Your eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits.  Nothing contained herein will require the Company to establish or maintain any Fringe Benefits.

3.7.          Reimbursement of Certain Expenses.  You shall be reimbursed for such reasonable and necessary business expenses incurred by you while you are employed by the Company, which are directly related to the furtherance of the Company’s business.  You must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation.  If a business expense reimbursement is not exempt from Section 409A of the Code, any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which you incur such business expense.

4.               Termination.  This Agreement shall terminate upon the occurrence of any of the following:

4.1.          Expiration of the Agreement Term.  This Agreement shall terminate at the expiration of the Agreement Term as set forth in Section 2.

4.2.          Termination for Cause.  This Agreement shall terminate, at the election of the Company, for Cause upon written notice by the Company to you.  For the purposes of this Section, “Cause” for termination shall be limited to the following:

a)          Your conviction of a felony; or

b)          Your commission of fraud, or misconduct that results in material and demonstrable damage to the business or reputation of the Company; or

c)           Your willful and continued failure to perform your duties hereunder (other than such failure resulting from your incapacity due to Disability, as defined herein) within 10 business days after the Company delivers a written demand for performance to you that specifically identifies the actions to be performed.

4.3.          Termination by the Company Without Cause or by You for Good Reason.  This Agreement shall terminate at the election of the Company, without Cause, at any time upon 30 days prior written notice by the Company to you or by you for Good Reason (as defined herein).

4.4.          Death or Disability.  The Agreement shall terminate upon your death or disability. If you shall be disabled so as to be unable to perform the essential functions of your position under this Agreement with or without reasonable accommodation, the Board may remove you from any responsibilities and/or reassign you to another position with the Company during the period of such disability, and such reassignment shall not trigger a Good Reason termination as provided herein.  Notwithstanding any such removal or reassignment, you shall continue to receive your Base Salary (less any disability pay or sick pay benefits to which you may be entitled under the Company’s policies) and benefits under this Agreement (except to the extent that you may be ineligible for one or more such benefits under applicable plan terms) for a period of three months, and your employment may be terminated by the Company at any time thereafter.  Nothing in this Section shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

Notwithstanding the foregoing, if and only to the extent that your disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

4.5.          Voluntary Termination by You.  You may terminate this Agreement at your election upon not less than 30 days prior written notice to the Company.

4.6.          Definition of Good Reason.  As used in this Agreement, ‘Good Reason’ means that you have complied with the ‘Good Reason Process’ (hereinafter defined) following the occurrence of any of the following events:  (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in your Base Salary; (iii) a material change in the geographic location at which you provide services to the Company; or (iv) the material breach of this Agreement by the Company.  ‘Good Reason Process’ shall mean that (i) you reasonably determine in good faith that a ‘Good Reason’ condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the ‘Cure Period’), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

5.               Effect of Termination.

5.1.          Termination for Cause, Death, Disability or Voluntary Resignation.  In the event (i) you are terminated for Cause; (ii) you are terminated for death or Disability; or (iii) you voluntarily resign (other than for Good Reason), unless otherwise specifically provided herein, you, or your estate, shall be eligible only to receive (i) the portion of your Base Salary as has accrued prior to the effectiveness of such termination and has not yet been paid, (ii) an amount equal to the value of your accrued unused vacation days, and (iii) reimbursement for expenses properly incurred by you on behalf of the Company prior to such termination if such expenses are properly documented in accordance with Company policy and practice and submitted for reimbursement within 30 days of the termination date (collectively, the “Accrued Obligations”).  Such amounts will be paid promptly after termination in accordance with applicable law but in no event more than 45 days after the date on which your employment terminates.

5.2.          Termination Without Cause or Resignation for Good Reason.  In the event that (i) you are terminated without Cause; or (ii) you resign for Good Reason, then in addition to the Accrued Obligations, and contingent on your executing a complete release of claims against the Company, and provided you do not revoke the release (a fully effective release is hereafter, the “Release”) within thirty (30) days after the date of termination, you shall be entitled, in addition to the Accrued Obligations, to receive continuation of your Base Salary in effect at the time of termination for a period of twelve (12) months, commencing on the 37th day after the date on which your employment terminates (provided the Release is effective prior to such date), payable in accordance with the Company’s normal payroll practices, provided that the first payment will include all amounts which would have been paid in the 37 days following your termination of employment.

In addition to the foregoing, you shall be entitled to receive payment of COBRA premiums to maintain medical and dental benefits, if any, in effect at the time of termination for the earlier of (x) 12 months following the termination and (y) the date you become insured under a medical insurance plan providing similar benefits to that of the Company plan.

5.3.          Expiration of Agreement.  In the event the Agreement Term expires and the Company elects not to extend the Agreement, it shall be considered a termination by the Company without Cause and, in addition to the Accrued Obligations, you shall be entitled to the same benefits provided in Section 5.2 herein, upon your execution of the Release; provided, that notwithstanding the foregoing, if you continue in the employment of the Company after the expiration of the Agreement Term, this Section 5.3 shall be of no further force and effect.

5.4.          Additional Benefits upon Termination in Connection With a Change of Control.  In the event that your employment is terminated by the Company without Cause or by you for Good Reason (each as defined herein) within 12 months immediately following or 6 months immediately prior to a Change of Control, then, in addition to the Accrued Obligations and the benefits described in Section 5.2, you shall be entitled to receive full vesting of all unvested equity, including but not limited to any options or restricted stock granted to you under the 2006 Stock Plan or any authorized successor stock plan, provided that the conditions to vesting other than the passage of time have been satisfied.

5.5.          Excise Tax.  You agree that the payments and benefits hereunder, and under all other contracts, arrangements or programs that apply to you (the “Company Payments”), shall be reduced to an amount that is one dollar less than the amount that would trigger an excise tax under Section 4999 of the Code, as determined in good faith by the Company’s independent public accountants, provided, however, that the reduction shall occur only if the reduced Company Payments received by you (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by you minus (i) the excise tax payable with respect to such Company Payments under Section 4999 of the Code; and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments.  You and the Company agree to cooperate in good faith with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits that you receive. In the event that such payments are required to be reduced pursuant to this Section, such payments shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits, and to the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

5.6.          “Change of Control”.  As used herein, a “Change of Control” shall occur or be deemed to have occurred only upon any one or more of the following events:

a)              any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company, representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

b)             persons who, as of the Commencement Date, constituted the Company’s Board of Directors (the “Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger, consolidation or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the Commencement Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Section, be considered a member of the Incumbent Board; or

c)              the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

d)             the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

5.7.          Separation from Service.  Notwithstanding anything set forth in Sections 4 and 5 of this Agreement, a termination of employment shall be deemed not to have occurred until such time as you incur a “separation from service” with the Company in accordance with Section 409A(a)(2)(A)(i) of the Code and the applicable provisions of Treasury Regulation Section 1.409A-1(h).

5.8.          Section 409A.  Anything in this Agreement to the contrary notwithstanding, if at the time of your ‘separation from service,’ the Company determines that the you are a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  Solely for purposes of Section 409A of the Code, each installment payment described in Section 5 is considered a separate payment.

6.               Taxes.  All payments required to be made by the Company to you under this Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  To the extent applicable, it is intended that this Agreement be exempt from, or comply with, the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent.  In the event that any severance payments or benefits hereunder are determined by the Company to be in the nature of nonqualified deferred compensation payments, you and the Company hereby agree to take such actions as may be mutually agreed to ensure that such payments or benefits comply with the applicable provisions of Section 409A of the Code and the official guidance issued thereunder.  Notwithstanding the foregoing, the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

7.               Noncompetition, Confidentiality and Inventions Obligations.  You agree to execute the Employee Noncompetition, Confidentiality and Inventions Agreement attached as Appendix B hereto simultaneously with the execution of this Agreement.

8.               Disclosure to Future Employers.  You will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in the Employee Noncompetition, Confidentiality and Inventions Agreement to any business or enterprise which you may, directly or indirectly, own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

9.               Representations.  You hereby represent and warrant to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not conflict with any legal duty owed by you to any other party.

10.         General.

10.1.             Notices.  Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To Company:	Metabolix, Inc.
21 Erie Street
Cambridge, Ma 02139
Attention: General Counsel

To the Executive:	Robert Engle
c/o Metabolix, Inc.
21 Erie Street
Cambridge, MA 02139

All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.  All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

10.2.            Entire Agreement.  This Agreement, together with any Stock Option Agreements executed by you and the Company (either prior to or in conjunction with this Agreement) and the Employee Noncompetition, Confidentiality and Inventions Agreement, embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

10.3.            Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

10.4.            Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

10.5.            Assignment.  The Company shall cause its rights and obligations hereunder to be assumed by any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved and may assign its rights and obligations hereunder to any Company affiliate, including without limitation Telles.  You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void; provided, however, in the event of your death, your rights, compensation and benefits under this Agreement shall inure to the benefit of your estate, such that, for example, stock issuable to you, and awards and payments payable to you, shall be issued and paid to your estate.

10.6.            Governing Law.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of Massachusetts, without giving effect to the conflict of law principles thereof.

10.7.            Jury Waiver. You and the Company agree to waive trial by jury in connection with any action arising from or relating to this Agreement.

10.8.            Severability.  The parties intend this Agreement to be enforced as written.  However, if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

10.9.            Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

10.10.      Acknowledgments.  You recognize and agree that the enforcement of the Noncompetition, Nondisclosure and Inventions Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company.  You agree that, due to the proprietary nature of the Company’s business, the restrictions set forth in the Noncompetition, Confidentiality and Inventions Agreement are reasonable as to time and scope.

10.11.      Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.12.      Conditions.  This Agreement is subject to and contingent upon the Company’s receipt of proof that you have appropriate authorization to work in the United States as required by U.S. laws and regulations, and upon satisfactory completion of a background check.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

METABOLIX, INC.

By:	Richard P. Eno
Name:	Richard P. Eno
Title:	President & CEO

Accepted and Agreed:

Robert Engle	12/19/2008
Robert Engle	Date

Attachments:

Appendix A – Relocation

Appendix B – Employee Noncompetition, Confidentiality and Inventions Agreement

Relocation Reimbursement Program

Metabolix will reimburse you for the following expenses, upon submission of documentation in accordance with Section 3.5 of your employment agreement, up to a maximum total of US$60,000:

a.               Fees and costs of relocation and/or expat services incurred in connection with your relocation from Germany to Boston;

b.              Reasonable expenses for moving your household goods from your current residence to the Boston area, including:

•                  Full packing, shipping and delivery of goods from your primary residence in Germany.  All packing shipping and delivery must be completed on a weekday

•                  Temporary storage in transit if necessary, including warehouse handling charges, delivery charges, and other reasonable expenses, for a maximum of thirty (30) days

•                  Full replacement value insurance (maximum liability of US$100,000)

•                  Import/customs duties (excluding those levied on goods listed below)

•                  Partial unpacking

•                  Appliance hook-up (applies only to items shipped from former location)

•                  One trash pick-up at the new location

The Company will not arrange, pay for, or assume liability for shipment of items that are difficult or unusually costly to transport or insure.  These items include, but are not limited to, the following:

•                  Automobiles, boats or any other motorized vehicle;

•                  Pets;

•                  Valuables – jewelry, antiques, furs, currency, etc.

•                  Pianos

•                  Pool tables

•                  Firearms and ammunition

•                  Flammable items – matches, paint, cleaning and lighting fluids, laundry detergents, aerosols, candles, etc.

•                  Construction materials, fireplace wood, etc.

•                  Food/perishables, alcoholic beverages or plants

•                  Electrical appliances – unless the electrical system in the US is compatible

•                  Unusual or irreplaceable items.

If you choose to transport such goods, it will be at your own expense.

Specialized packing and shipping arrangements not included in this program are the responsibility of the employee.  This includes additional insurance, storage and other charges not specifically mentioned above.

c.               Two house hunting trips for you and your fiancée;

d.              Reasonable double living expenses for a period of up to 3 months;

e.               The Company will also cover other reasonable miscellaneous relocation expenses upon submission of receipts.